Exhibit 10.24

Jonathan E. Oltman

Summary of Terms of Employment

This agreement contains the principal terms of employment between Penn-Patriot Insurance Company (“Penn-Patriot” and including all predecessor companies and all entities controlled directly or indirectly by Penn-Patriot, the “Company”) and Jonathan E. Oltman (“Executive”), effective as of January 19, 2021. The Company shall subsequently provide definitive documentation incorporating the provisions below.

Position, Title, Reporting:

Executive shall serve as president of Penn-Patriot and each of the Company’s other principal insurance subsidiaries (“President”). You shall report directly to Global Indemnity Group, LLC’s (“GIG”) board of directors (the “Board”) through its chairman on a day-to-day basis and fulfill the responsibilities of the principal executive officer of GIG pending appointment of a chief executive officer of the Company.

Term of Office:	Executive's term of office as President hereunder will commence at 12:01 AM on January 19, 2021 and will expire at 11:59 PM on December 31, 2023.
Base Salary:	$650,000.

Bonus Award Opportunity:

$650,000 target, with a range of $487,500 to $812,500, payable 50% in cash and 50% in GIG stock.

Calendar years 2021, 2022, and 2023 (corresponding to the Company's fiscal years) are referred to herein as “Contract Year(s)”. With respect to each Contract Year during which Executive served as President for the entirety of such year (or in the case of 2021, from January 19, 2021 through December 31, 2021), if and only if Penn-Patriot’s actual consolidated policy year underwriting income for such Contract Year (“Actual Contract Year UI”) equals or surpasses 75% of the amount of Penn-Patriot’s consolidated policy year underwriting income included in the business plan approved (and as may be modified) by the Board, in its absolute discretion, in respect of such Contract Year (the “Board Targeted UI”), then Executive shall be entitled to a bonus award (“Bonus Award”) in respect of such Contract Year.

The Bonus Award in respect of a Contract Year will be $487,500 if Actual Contract Year UI is 75% of Board Targeted UI, $650,000 if Actual Contract Year UI is 100% of Board Targeted UI, and $812,500 if Actual Contract Year UI is 125% or more of Board Targeted UI. If Actual Contract Year UI is between 75% and 125% of Board Targeted UI, the Bonus Award in respect of a

Contract Year will be determined by interpolation based on the preceding sentence.

A Bonus Award will be payable as follows:

(i)    Cash: On April 1 of the calendar year immediately following the close of a Contract Year, if Executive is on such date (i.e., April 1) then employed by the Company and in good standing, as determined by the Board in its sole discretion, then fifty percent (50%) of the Bonus Award in respect of such Contract Year, if any, shall be deemed earned by Executive and shall be paid by the Company to Executive in cash (the “Bonus Award Paid Amount”).

(ii)    Stock: If on April 1 of the fourth (4th) calendar year following the close of each Contract Year Executive is then employed by the Company and in good standing, as determined by the Board in its sole discretion, or, if Executive is no longer employed by the Company at such time, but Executive (A) had not voluntarily terminated Executive’s employment with the Company as determined by the Board in its sole discretion, (B) had neither been terminated for “Cause” (as defined below), as determined by the Board in its sole discretion, (C) precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, nor (D) materially breached any of Executive’s material post-employment agreements with the Company, as determined by the Board in its sole discretion, then the Bonus Award in respect of such Contract Year shall be redetermined (i.e., trued-up) based upon the (i) underwriting loss and loss adjustment expense developments in respect of the Contract Year as of December 31 of the third (3rd) calendar year following such Contract Year (the “True-up Date”) and (ii) an actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses in respect of such Contract Year as of the True-up Date (the “Trued-up Bonus Award”). In the event a Trued-up Bonus Award for a Contract Year exceeds the Bonus Award Paid Amount in respect of such Contract Year, then Executive shall at such time (i.e., April 1) be paid the amount of such excess (the “Excess Payment”) in fully vested shares of GIG stock. The number of such shares will be determined by (i) the Excess Payment divided by (ii) the per share price of GIG stock on December 31 of the applicable Contract Year. In addition, the Company shall pay to Executive the cash amount of dividends that would have been payable to the holder of such number of shares if those shares had been issued on December 31 of the applicable Contract Year.

Stock Option Grant:

As of January 19, 2021, Executive shall be granted under the Global Indemnity Limited 2018 Share Incentive Plan, as amended and restated effective August 28, 2020 (the “Plan”), unvested options to acquire 140,000 GIG shares (the “Stock Options”) with an exercise price equal to the closing price (the last trade) of the Company’s NASDAQ traded shares on such day (presumably, approximately $29.00).

The Stock Options shall vest (i) one-third on April 1, 2022 provided the Company achieved Actual Contract Year UI of at least 75% of Board Targeted UI in 2021, (ii) one-third on April 1, 2023 provided the Company achieved Actual Contract Year UI of at least 75% of Board Targeted UI in 2022, and (iii) one-third on April 1, 2024 provided the Company achieved Actual Contract Year UI of at least 75% of Board Targeted UI in 2023 if, and only if, Executive is an employee of the Company and in good standing, as determined by the Board in its sole discretion, as of such vesting dates.

Executive’s stock options may be exercised only if vested. Once vested, stock options may be exercised at any time. All vested, unexercised stock options will expire on the earlier of (i) January 19, 2031,  (ii) the last day of the twenty-fourth (24th) month after the date that the Company terminates Executive’s employment hereunder without “Cause” (as defined below), (iii) ninety (90) calendar days after the date that Executive voluntarily terminates Executive’s employment with the Company, (iv) the date Executive precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, (v) the date Executive’s employment is terminated for “Cause” (as defined below), as determined by the Board in its sole discretion, and (vi) the date Executive materially breached any of Executive’s material post-employment agreements with the Company, as determined by the Board in its sole discretion. The stock options are subject to the terms of the Company’s stock option plans and ancillary agreements.

Employee Benefits:

While employed by the Company, Executive may participate in all existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of the Company in accordance with the terms of those plans as in effect from time to time. Executive is entitled to four (4) weeks of paid vacation per year.

Termination/Severance:

Executive's employment by and with the Company shall be terminable by the Company at will in the sole discretion of the Board at any time whether with or without “Cause” (as defined below) or notice.

In the event Executive’s employment by the Company is terminated by the Company prior to December 31, 2023, other than for “Cause” (as defined below), as determined by the Board in its sole discretion, and Executive had not precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, and if Executive did not materially breach any of Executive’s material post-employment agreements with the Company, as determined by the Board in its sole discretion, then Executive shall receive as severance an aggregate amount equal to the lesser of (i) one month of Base Salary for each 12 months of employment and (ii) the Base Salary otherwise payable between the date of Executive's termination of employment and December 31, 2023, with such amount payable monthly over the twenty-two months beginning on the 60th day following the date of Executive's termination of employment (the “Release Deadline”); provided that Executive’s entitlement to severance shall be subject to Executive providing an executed general release of claims in respect of the Company and GIG and in respect of Fox Paine & Company, LLC, including their respective affiliates, officers, executives, agents, attorneys, other advisors, members, managers, and employees in a form reasonably satisfactory to the Company and Fox Paine & Company, LLC (a “Release”), and not revoking such Release within any legally applicable revocation period, in each case prior to the Release Deadline. In the event Executive terminates employment with the Company for any reason, Executive shall not be entitled to the severance payment described above.

“Cause” includes one or more of the following as determined by the   Board in its sole discretion: (i) conduct of Executive constituting fraud, dishonesty, malfeasance, gross incompetence, gross misconduct, or gross negligence, (ii) Executive being officially charged with or indicted for a felony criminal offense involving violence or moral turpitude, (iii) Executive failing to follow the lawful written instructions of the Chairman or the Board, and (iv) Executive's violation of the Company’s governance, code of conduct, conflict of interest, or similar Company policies applicable to Company employees generally or senior executives generally.

Restrictive Covenants:

Executive will be subject to:

•     Perpetual confidentiality and non-disparagement covenants covering, in each case, GIG, the Company, Fox Paine & Company, LLC and their respective directors and affiliates; and

•     Employee and client (including agents and brokers) non-solicitation and non-competition restrictions (including applicable restrictions on consulting, employment and association with a competitor) for two years following the date of Executive’s termination.

The Company will agree not to disparage Executive.

Dispute Resolution:

Any disputes among the parties to be resolved by confidential binding “baseball”-type arbitration in Philadelphia, Pennsylvania under the auspices of JAMS, with each side responsible for its own attorneys’ fees and other related expenses. The governing law shall be that of New York.

Deductions & Withholdings:	The Company shall make such deductions and withhold such amounts from any payment made to Executive hereunder as may be required from time to time by law, governmental regulation, or order.
Sole Agreement, Amendments, Waivers, & Consents:

This agreement incorporates and supersedes all prior agreements among Executive, the Company, GIG, and Fox Paine & Company, LLC (including affiliates) relating to Executive's employment by the Company. Notwithstanding any other provision hereof, nothing in this agreement shall diminish Executive's rights with respect to restricted stock units provided in prior agreements between Executive and the Company or GIG. This agreement may only be amended, the provisions hereof may only be waived, and consents and notices hereunder shall only be effective if the amendment, waiver, notice, or  consent is evidenced by a written document (including email) that is executed by Executive and the Company (as approved by the Board).

IRC 409A:

(i) It is the intent of the parties that all payments and/or other benefits provided under this agreement be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the regulations and official guidance issued thereunder , as each may be amended from time to time (collectively, “Section 409A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A. Notwithstanding anything to the contrary herein, to the maximum extent permitted, this agreement shall be interpreted and administered consistent with such intent so as to provide for exemption or compliance with Section 409A. With respect to any taxable reimbursements or in-kind benefits provided to Executive by the Company (i) all such reimbursements of eligible expenses shall be made on or prior to the last day of the Executive's taxable year immediately following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any such reimbursement or in-kind benefit provided in any taxable year of the Executive shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive hereunder may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.  Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Section 409A.  Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with this agreement, and neither the Company nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(ii) Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

Severability:

In the event that any one or more of the provisions of this agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected thereby.

Counterparts:

This agreement may be executed in any number of counterparts by the parties hereto (including by means of telecopied signature pages or signature pages in “pdf” or a similar format sent as an attachment to an email message), each of which shall be deemed to be one and the same instrument.

Compensation Committee Approval:

Notwithstanding any other provision of this agreement, this agreement shall not be binding upon either party unless this agreement is approved in writing by the Compensation Committee, in its sole discretion.

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the effective date of this agreement:

“COMPANY”		“EXECUTIVE”

By:	/s/ Saul A. Fox	/s/ Jonathan E. Oltman
	Saul Fox	Jonathan E. Oltman
Authorized Signatory

Date Executed:	2/18/2021	Date Executed:	2/18/2021

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